EXHIBIT 99.1

Johnson Outdoors Announces 2015 First Fiscal Quarter Results

RACINE, Wis., Feb. 6, 2015 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global warm-weather outdoor recreation equipment company, today announced lower revenue and profits during the Company's seasonally slow first fiscal quarter ended January 2, 2015 versus the prior year first quarter.

"First quarter results, which historically are not predictive of full year performance, mask the growing demand for new products across our brand portfolio, particularly in Marine Electronics, Watercraft and Outdoor Gear. More work is needed to strengthen competitiveness and enhance profitability for Diving long term," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "While the highly seasonal outdoor recreational industry can be influenced by a number of uncertainties, at this time, we remain optimistic in our ability to deliver against our 2015 financial goal of growing profits faster than sales."

FIRST QUARTER RESULTS

Sales during the first fiscal quarter are typically the lowest of the year as the Company ramps up for the key selling period of warm-weather outdoor recreation products during the second and third fiscal quarters. Net sales were $70.8 million in the first fiscal quarter compared with net sales of $79.1 million in the prior year quarter. Foreign currency translation had an unfavorable impact of 1.6 percent versus the prior year period. Other key contributing factors were:

  Marine Electronics revenue declined as continued growth in Minn Kota® could not offset declines in Humminbird® resulting from non-repeating Black Friday promotions in the prior year first quarter, as well as competitive pricing actions and changes in terms on international orders in the current year quarter.
  Outdoor Gear sales were behind the previous year quarter due to a shift in pacing of international orders and changes to sales programs in consumer camping.
  Watercraft sales were flat year-over-year as double-digit growth in the U.S. offset anticipated declines due to last year's planned closure of New Zealand operations designed to improve the long-term profitability profile of the business.
  Diving sales declined due continued weakness in European markets and unfavorable currency translation.

Total Company operating loss during the seasonally slow first fiscal quarter was ($7.3) million compared to an operating loss of ($2.9) million in the prior year period. Primary drivers behind the quarter-to-quarter comparison were lower volume and increased legal expense of $2.5 million related to litigation brought by the Company asserting infringement of its patented Side Imaging® sonar technology by a competitor.

The Company reported a net loss of ($4.2) million, or ($0.42) per diluted share, during the first fiscal quarter compared to net loss of ($2.2) million, or ($0.22) per diluted share, in the same quarter last year. The Company's effective tax rate for the quarter was 39.4 percent compared to 24.9 percent in the previous year first quarter.

OTHER FINANCIAL INFORMATION

At January 2, 2015, cash, net of debt was $25.1 million compared to cash, net of debt of $7.5, million at the end of the prior year quarter. Depreciation and amortization was $2.8 million year-to-date, compared to $2.4 million during the prior year-to-date period. Capital spending totaled $1.8 million during the first fiscal quarter compared with $3.4 million in the 2014 first fiscal quarter. In December 2014, the Company's Board of Directors approved a quarterly cash dividend to shareholders of record as of January 15, 2015 which was payable on January 29, 2015.

"Continuous innovation has translated into sustained healthy margins and our diligence and hard work have brought working capital as a percentage of sales down to its lowest level in a decade. We enter the primary production and key selling period for our products with the balance sheet in great shape and the capacity to invest in opportunities focused on our long-term goal of sustained profitable growth," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 12:00 p.m. Eastern Time on Friday February 6, 2015. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	January 2 2015	December 27 2013
Net sales	$ 70,822	$ 79,100
Cost of sales	43,488	49,171
Gross profit	27,334	29,929
Operating expenses	34,665	32,837
Operating loss	(7,331)	(2,908)
Interest expense, net	165	171
Other income, net	(572)	(159)
Loss before income taxes	(6,924)	(2,920)
Income tax benefit	(2,730)	(727)
Net loss	$ (4,194)	$ (2,193)
Weighted average common shares outstanding - Dilutive	9,991	9,945
Net loss per common share - Diluted	$ (0.42)	$ (0.22)
Segment Results
Net sales:
Marine electronics	$ 43,543	$ 48,185
Outdoor equipment	6,382	8,383
Watercraft	5,455	5,449
Diving	15,514	17,324
Other/eliminations	(72)	(241)
Total	$ 70,822	$ 79,100
Operating (loss) profit:
Marine electronics	$ (1,587)	$ 2,332
Outdoor equipment	(345)	(188)
Watercraft	(1,026)	(1,636)
Diving	(336)	149
Other/eliminations	(4,037)	(3,565)
Total	$ (7,331)	$ (2,908)
Balance Sheet Information (End of Period)
Cash and cash equivalents	$ 57,553	$ 45,944
Accounts receivable, net	57,254	62,982
Inventories, net	82,429	87,653
Total current assets	216,233	211,195
Total assets	305,921	312,886
Short-term debt	354	470
Total current liabilities	61,224	60,385
Long-term debt, less current maturities	32,082	37,960
Shareholders' equity	189,498	194,023
CONTACT: At Johnson Outdoors Inc.
         David Johnson
         VP & Chief Financial Officer
         262-631-6600